_____________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  April 26, 2012

PROVIDENCE AND WORCESTER RAILROAD COMPANY
 (Exact name of registrant as specified in its charter)

Rhode Island	0-16704	05-0344399
(State or other jurisdiction Of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Hammond Street, Worcester, Massachusetts  01610
(address, including zip code, of principal executive offices)

(508) 755-4000
Registrant’s telephone number, including area code

None
(Former name or former address, if changed since last report)
_________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
ž      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
ž      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
ž      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
ž      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
______________________________________________________________________________

Item 5.07                      Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Shareholders of Providence and Worcester Railroad Company (the “Company”) was held on April 25, 2012 (the “Annual Meeting”) in Worcester, Massachusetts.  Of the 4,832,983 shares of the Company's Common Stock and 640 shares of the Company's Preferred Stock outstanding as of the record date, 3,471,338 shares of Common Stock (or approximately 71%) and 512 shares of Preferred Stock (or approximately 80%) were present or represented by proxy at the Meeting.  At the Meeting, shareholders voted:

1.           To elect three (3) directors by the holders of Common Stock and six (6) directors by the holders of Preferred Stock to serve for terms of one (1) year and until their successors are duly elected and qualified, as follows:

Name	Votes For	Votes Withheld

Common Stock Director Nominees:
Richard W. Anderson	3,417,695	53,643
Robert H. Eder	2,380,510	1,090,828
Paul F. Titterton	3,417,874	53,464

Preferred Stock Director Nominees:
Frank W. Barrett	512	0
Roger N. Begin	509	3
P. Scott Conti	512	0
James C. Garvey	509	3
John J. Healy	509	3
David McQuade	509	3

2.           Shareholder proposal providing that the Board of Directors give consideration to preparing and recommending for adoption by the shareholders an amendment to the Company’s Restated Charter to provide for the elimination of separate classes of directors and replacement with a single class of directors to be elected by the holders of common stock and preferred stock voting as a single class.

Votes For	Votes Against	Votes Abstaining	Non Votes

1,794,889	1,354,907	237,930	83,612

Preferred Stock

Votes For	Votes Against	Votes Abstaining

9	500	3

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1945, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Providence and Worcester Railroad Company

By: /s/ P. Scott Conti P. Scott Conti President

Dated:  April 26, 2012